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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Annual Report on Form 10-KSB/A for the period ended December 31, 1999 and to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-93651, 333-94827 and 333-83599) of our report dated March 17, 2000, except for the subsequent events described in Note 10, as to which the date is March 23, 2000, and Note 21, as to which the date is April 7, 2000, on our audits of the balance sheets of Dental/Medical Diagnostic Systems, Inc. as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1999.



PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California
April 24, 2000